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Ex-21.1
Subsidiaries of the Registrant

EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Telegen Communication Corporation (Wholly-Owned Subsidiary)
Telegen Display Corporation (Wholly-Owned Subsidiary)
Telegen Display Laboratories, Inc. (Wholly-Owned Subsidiary)
Telisar Corporation (Majority-Owned Subsidiary)

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EXHIBIT 21.1 SUBSIDIARIES OF THE REGISTRANT